Texas South Energy, Inc. 8-K

Exhibit 99.1

TEXAS SOUTH ENERGY, INC. ANNOUNCES ACQUISITION OF
ASSETS AND ADDITION OF EXPERIENCED MANAGEMENT TEAM

HOUSTON, TX–(Marketwire – January 10, 2017) – Texas South Energy, Inc. (OTCPK: TXSO) today announced that on January 4, 2017, it entered into an asset purchase agreement with privately held Sydson Energy, Inc. and Sydson Resources, L.P. (collectively, “Sydson”), both of Houston, Texas, to acquire certain onshore oil and gas assets and interests, certain tangible assets, and personnel. Texas South owns interests in seven offshore prospects in the Gulf of Mexico (“GOM”) in conjunction with GulfSlope Energy, Inc. (OTCPK: GSPE) in water depths between 300’ and 1,000’. GulfSlope has conducted extensive seismic reprocessing and interpretative work on the prospects focusing on the high potential subsalt play at depths of 15,000’ to 25,000’ prior to acquiring them in federal offshore lease sales. Texas South owns a 20% working interest (“WI”) in five of the prospects and up to an approximate 70% WI in two of the prospects that have shallow oil potential above 5,000’. Subsequent to the closing, Sydson owner Michael J. Mayell has been named President and Chief Executive Officer of Texas South and has joined its board of directors. Texas South co-founder, James M. Askew, has resigned as its president, chief executive officer and director and Texas South co-founder, John B. Connally, III has been named chairman of the board.

Mr. Mayell has over 45 years of experience in the oil and gas business. He began his career in New Orleans with Shell Oil and over time was assigned to roles in both the drilling engineering and production engineering groups with responsibility for fields both onshore South Louisiana and offshore in the GOM. In 1982, Mr. Mayell founded Sydson Energy which also built a portfolio of assets in South Louisiana, South Texas, and offshore in the GOM. Mr. Mayell later co-founded NYSE listed The Meridian Resource Corporation in 1985 and served as president and chief operating officer of Meridian for over 20 years. Meridian also focused on drilling and producing activities in south Louisiana and the GOM during that time and acquired all of Shell Oil Company’s Louisiana production in 1998 in exchange for shares of Meridian’s stock.

Mr. Connally presently serves as chairman of the Texas Lt. Governor’s Energy Advisory Board. Mr. Connally has significant oil and gas experience, both as a practicing lawyer and as an executive. Mr. Connally was a founding shareholder of Texas South and GulfSlope Energy, Inc., and a founding director of Nuevo Energy, Inc, Endeavor International Corp, and Pure Energy Group (where he also served as chief executive officer) and Pure Gas Partners. Mr. Connally was a law partner with Baker Botts, and received both his Bachelor of Arts and JD from the University of Texas.

Through Sydson, Texas South has acquired rights to drilled and tested prospects with expected near term production and multiple oil and gas exploration and development opportunities located onshore Texas and Louisiana as well as future Sydson opportunities.

In the Bayou Bouillon Field, St. Martin and Iberville Parishes, Louisiana, Texas South has acquired a 37.5% Working Interest (“WI”) in the Sugarberry South Project comprising 420 acres with a net revenue interest of 70%. The property has two existing wells which have tested at over 400 BOPD combined from two (2) productive zones above 2,100’ with an additional shallower zone behind pipe containing approximately 30’ of oil pay and almost 60’ of gas pay. Texas South expects to install production facilities and drill additional development wells in this fault block together with up to three exploratory wells in adjacent fault blocks targeted in the same zones. Through the Sydson transaction, Texas South also is now a party to letters of intent to acquire up to a 45% WI in an additional 1,000+ acres in the Bayou Bouillon area based on a proprietary 55 square mile 3-D seismic survey that demonstrates updip potential in existing reservoirs at about 10,000’. The downdip wells in these same reservoirs have produced over 20 MMBO and 21 BCFG from 59 completions. Texas South’s partner in the Bayou Bouillon project, and the owner of a 50% WI in the Bayou Bouillon acreage, is Thyssen Petroleum, USA, a privately held independent oil and gas exploration and production company based in Houston and Monaco.

In Texas, Texas South has acquired a 50% WI in the undrilled acreage above 4,500’ in the West Tuleta Field, Bee County, Texas comprised of approximately 1,800 gross acres and 900 net acres with a net revenue interest of approximately 75%. The primary drilling objectives are the Vicksburg and Hockley sands which are structurally high on this acreage to historic downdip production from these sands totaling over 500,000 BO.

In the adjacent Ray Field, also in Bee County, Texas, Texas South has acquired a 50% WI in the undrilled, acreage on the Walton, Campbell, and Ray leases comprising approximately 75 gross acres with a net revenue interest of approximately 75%. The primary drilling objectives on this acreage are also the Vicksburg and Hockley sands updip to prior production, also above 3,700’.

Regarding the acquisition, Texas South co-founders Messrs. Askew and Connally issued the following joint statement, “We believe our GOM portfolio of large-scale, potentially high impact prospects with GulfSlope provides a very attractive platform from which to build a significant oil and gas exploration company. For more than two years as the energy industry has faced historically challenging times, we have focused on enhancing our platform through the acquisition of complementary assets, as well as developing an experienced and successful operational management team. During that time we have also supplemented our core drill-ready subsalt GOM portfolio with large working interest positions in two drill-ready GOM supra salt prospects, Canoe and Selectron Shallow, and have analyzed numerous other available opportunities. In completing the Sydson acquisition, we have been able to accomplish our goal and to transform Texas South. Mr. Mayell and his team bring a complementary mix of near term potential production, as well as exploration and development opportunities which should further enhance our value potential in the strengthening energy sector. We are excited to work with Mr. Mayell and his team to exploit the Sydson-acquired opportunities and to add these opportunities to our existing significant offshore prospects which we plan to begin drilling in 2017.”

Mr. Mayell commented, “We have been aware of and highly impressed by the current portfolio of subsalt GOM prospects that Messrs. Askew and Connally and their financial partners acquired for Texas South. After Texas South added significant working interest positions in the shallow offshore prospects – Canoe and Selectron Shallow – in a creative and timely acquisition in mid-2016, we began discussions to consider combining Sydson’s inventory of onshore Texas/Louisiana projects and the extensive operational expertise of Sydson management with the large scale, high potential Texas South portfolio and its entrepreneurial culture. We are delighted to close this transaction and expect to immediately begin transforming Texas South into an onshore development company with near-term oil potential, production and exploration expectations while allowing us to take advantage of the existing GOM prospects already developed by Texas South and GSPE. It is our assessment that this combination provides Texas South with a balanced overall portfolio that Texas South can exploit for the benefit of its shareholders. We look forward to a very active and exciting year ahead, with both onshore and offshore operational activities.”

Michael J. Mayell

mmayell@texasouth.com

Office: 713-820-6300